Exhibit 99.1

Indivior Reports Second Quarter 2025 Financial Results and Raises FY 2025 Financial Guidance

• Q2’25 Total Net Revenue of $302m; Q2’25 SUBLOCADE® Net Revenue of $209m, up 9% Year-over-Year

• Indivior Action Agenda Underway to Strengthen Business and Generate Operational Momentum

• Conference Call Scheduled for Today at 8:00 A.M. EDT

Richmond, VA, July 31, 2025 – Indivior PLC (Nasdaq: INDV) today reported its financial results for the second quarter ended June 30, 2025, and provided a business update.

“SUBLOCADE® net revenue and pricing stability in SUBOXONE® Film in the U.S. drove solid results in the second quarter, leading us to raise our 2025 financial guidance,” said Joe Ciaffoni, Chief Executive Officer. “In the second half of 2025, we are focused on implementing Phase 1 of the Indivior Action Agenda, Generate Momentum, which includes growing U.S. SUBLOCADE net revenue and simplifying the organization to generate operational momentum. We are committed to achieving our financial guidance for the year, investing in U.S. SUBLOCADE growth and implementing organizational changes that will strongly position us to advance to Phase 2 of the Indivior Action Agenda, Accelerate, at the start of 2026 and immediately realize bottom line accretion.”

“We are increasing our 2025 financial guidance to reflect better-than-expected net revenue performance in the first half of the year,” said Ryan Preblick, Chief Financial Officer. “Our expectations for total net revenue and adjusted EBITDA are increasing by $65 million and $48 million, respectively, at the mid-points from our original guidance.”

Business Highlights

•

Grew total SUBLOCADE Q2’25 net revenue to $209m, up 9% year-over-year and 19% versus Q1’25. Q2’25 U.S. SUBLOCADE net revenue increased 9% to $195m versus Q2’24 and 20% versus Q1’25. Growth was primarily volume driven.

•

Initiated the Indivior Action Agenda with workstreams focused on U.S. SUBLOCADE growth and reducing organizational complexity. These efforts are expected to support long-term growth with significant operating leverage and durable cash generation.

•

Strengthened Executive Team and Board of Directors with the addition of Patrick Barry, Chief Commercial Officer, Vanessa Procter, Executive Vice President of Corporate Affairs and Tony Kingsley, Independent Director.

•

Completed London Stock Exchange (LSE) cancellation effective July 24, 2025. INDV now trades exclusively on Nasdaq, which aligns to the Company’s capital markets footprint and a stronger focus on SUBLOCADE growth in the U.S.

•	Announced inclusion in Russell Equity Indexes. Effective June 30, 2025, Indivior became a member of the U.S. small-cap Russell 2000® Index and the broad-market Russell 3000® Index.

•

Presented new SUBLOCADE data at the College on Problems of Drug Dependence (CPDD) Annual Scientific Meeting demonstrating higher doses of SUBLOCADE may offer better outcomes for individuals with high levels of fentanyl use.

•

Published study “Monthly Buprenorphine Depot Injection (SUBLOCADE) for Opioid Use Disorder During Pregnancy” in The American Journal on Addictions, illustrating monthly SUBLOCADE use as a potential treatment option for opioid use disorder during and after pregnancy.

•

Published real-world study in Drug and Alcohol Dependence Reports that found that opioid use disorder patients treated with extended-release buprenorphine (SUBLOCADE / SUBUTEX® Prolonged Release) had 57% lower odds of all cause emergency department (ED) visits compared to those who received no medications for opioid use disorder.

•

Introduced Adjusted EBITDA (replacing Non-GAAP Operating Income) as a new key profitability measure and financial guidance metric because management believes it to be a better measure of operating results and cash generation. See page 11 and the accompanying Q2 2025 Financial Results Presentation.

Raising Financial Guidance for 2025

•	Raised its full-year 2025 financial guidance.

•	Guidance assumes no material change in exchange rates for key currencies compared with 2024 average rates, notably USD/GBP and USD/EUR.

	Prior FY 2025 Guidance	Revised FY 2025 Guidance

Net Revenue (NR)	$955 million to $1,025 million	$1,030 million to $1,080 million

SUBLOCADE NR	$725 million to $765 million	$765 million to $785 million

OPVEE NR	$10 million to $15 million	No change

SUBOXONE Film	Accelerating NR decline in FY 2025 reflecting increased generic competitive activity and the potential impact from a fifth buprenorphine / naloxone sublingual generic in the U.S. market	More moderated NR decline in FY 2025 reflecting pricing stabilization across the U.S. generic buprenorphine / naloxone sublingual film market participants

Non-GAAP Gross Margin	Low to mid-80s % range	No change

Non-GAAP SG&A	$500 million to $510 million	No change

Non-GAAP R&D	$85 million to $90 million	No change

Adjusted EBITDA*	$220 million to $260 million	$275 million to $300 million

*	See page 9 for reconciliation of non-GAAP measures and page 11 for reconciliation to original guidance.

Financial Results for Second Quarter Ended June 30, 2025

•

Total net revenue in Q2 increased 1% to $302m (Q2’24: $299m) at actual exchange rates (1% increase at constant exchange rates). Total SUBLOCADE Q2 net revenue was $209m, up 9% year-over-year and 19% versus Q1’25.

•

U.S. net revenue in Q2 of $256m increased slightly over Q2’24. U.S. SUBLOCADE net revenue increased 9% to $195m versus Q2’24. The slight increase in U.S. net revenue was primarily driven by volume growth of SUBLOCADE offsetting the decline in SUBOXONE Film due to generic competition and the discontinuation of PERSERIS in July 2024.

•

Rest of World net revenue in Q2 increased 5% at actual exchange rates to $46m (3% increase at constant exchange rates). Growth in SUBLOCADE / SUBUTEX® Prolonged Release and SUBOXONE Film more than offset ongoing generic erosion of the legacy SUBUTEX (buprenorphine) tablet business. Rest of World Q2 SUBLOCADE net revenue was $14m at actual exchange rates, an increase of 4% versus Q2’24.

•	Gross margin in Q2 was 83% (Q2’24: 74%). Non-GAAP gross margin in Q2 was 84% (Q2’24: 84%).

•	SG&A expense in Q2 was $158m (Q2’24: $152m). Non-GAAP SG&A expense in Q2 increased 6% to $146m (non-GAAP Q2’24: $137m) and primarily reflects an expected increase in marketing for U.S. SUBLOCADE.

•	R&D expense in Q2 was $21m (Q2’24: $26m), a decrease of 20%, reflecting the refocusing of the pipeline on existing Phase 2 OUD assets (INDV-2000 and INDV-6001).

•

Net income in Q2 was $18m and diluted EPS was $0.14 (Q2’24 net loss $97m; diluted loss per share: $(0.72)). Non-GAAP net income in Q2 was $64m and non-GAAP diluted EPS was $0.51 (Q2’24 non-GAAP net income: $66m; non-GAAP diluted EPS $0.48). The increase in non-GAAP diluted EPS reflects a lower diluted share count of approximately 8%.

•	Adjusted EBITDA in Q2 was $88m ($93m Q2’24). The decrease primarily reflects increased marketing for U.S. SUBLOCADE.

•	Cash and investments totaled $538m at the end of Q2’25, an increase of $191m compared to $347m at the end of 2024.

Conference Call and Webcast Details

A live conference call and webcast presentation will be held on July 31, 2025, at 8:00 A.M. EDT (13:00 GMT). The details to access the conference call and webcast are below. Materials will be available on the Company’s website prior to the event at www.indivior.com.

The webcast link is: https://edge.media-server.com/mmc/p/ro37758v

Participants may access the presentation telephonically by registering with the following link (please cut and paste into your browser): https://register-conf.media-server.com/register/BIb74823c247374ec38580055874599386

(Registrants will have an option to be called back directly immediately prior to the call or be provided a call-in # with a unique pin code following their registration)

About Indivior

Indivior is a global pharmaceutical company working to help change patients’ lives by developing medicines to treat opioid use disorder (OUD). Our vision is that all patients around the world will have access to evidence-based treatment for OUD and we are dedicated to transforming OUD from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to expand on its heritage in this category. Headquartered in the United States in Richmond, VA, Indivior employs over 1,000 individuals globally and its portfolio of products is available in over 30 countries worldwide. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/Indivior.

Non-GAAP Financial Measures

This announcement includes financial measures that are not measures defined by US GAAP, such as non-GAAP gross margin, non-GAAP selling, general and administrative expenses, non-GAAP research and development expenses, and adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share. These non-GAAP financial measures are not a substitute for, or superior to, results presented in accordance with US GAAP. Non-GAAP results as presented by the Company are not necessarily comparable to similarly titled measures used by other companies. As a result, these performance measures should not be considered in isolation from, or as a substitute analysis for, the Company’s results as reported in accordance with US GAAP. Management performs a quantitative and qualitative assessment to determine if an item should be considered for adjustment.

Non-GAAP financial measures adjust for non-recurring items and other items representing significant expenses or income that we believe do not reflect the Company’s ongoing operations or the adjustment of which may help with the comparison to prior periods. Non-recurring items and other adjustments are excluded from non-GAAP financial measures consistent with the internal reporting provided to management and the Directors. Examples of such items could include share-based compensation expense, income or restructuring and related expenses from the reconfiguration of the Company’s activities and/or capital structure, impairment of current and non-current assets, gains and losses from the sale of intangible assets, certain costs arising as a result of significant and non-recurring regulatory and litigation matters, and certain tax related matters. Beginning with this Q2 2025 financial release, adjusted EBITDA will replace adjusted operating income as a non-GAAP measure. The Company believes adjusted EBITDA may be useful to investors to understand the Company’s performance. In addition, the Company uses “Adjusted EBITDA” in its annual incentive plan in which all executive officers participate. Supplemental historical reconciliations of net income to adjusted EBITDA for Q1 2024 to Q1 2025 are included on page 11. Share-based compensation has been excluded from non-GAAP selling, general and administrative expenses, non-GAAP net income, non-GAAP diluted earnings per share and adjusted EBITDA for the current period and prior period comparatives presented.

We have not provided the forward-looking U.S. GAAP equivalents for certain forward-looking non-U.S. GAAP metrics as a result of the uncertainty and potential variability of reconciling items. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-U.S. GAAP guidance metrics to their corresponding U.S. GAAP equivalents are not available without unreasonable effort.

Columns and rows within financial tables may not foot due to rounding. Percentages and per share data have been calculated using actual, non-rounded figures.

Important Cautionary Note Regarding Forward-Looking Statements

This announcement contains certain statements that are forward-looking. Forward-looking statements include, among other things, express and implied statements regarding: the Company’s financial guidance including net revenue, gross margin, non-GAAP gross margin, non-GAAP SG&A, non-GAAP R&D expense, and Adjusted EBITDA, and its medium- and long-term growth outlook; expected future growth and expectations for sales levels for particular products, and expectations regarding the future impact of factors that have affected sales in the past; expected operational savings and expected benefits from our reinvestment efforts; assumptions regarding expected changes in market share and expectations regarding the extent and impact of competition; assumptions regarding future exchange rates; our expectations that we can reach a final settlement related to the provision we recorded regarding opioid litigation (including the MDL) brought by certain municipalities and tribal nations and the material terms and conditions of the final settlement agreement, including the ultimate timing and structure of payments and product distribution, injunctive relief, and scope of releases; our product development pipeline and potential future products, including the timing of clinical trials, expectations regarding regulatory approval of such product candidates, the timing of such approvals, and the timing of potential commercial launch of such products or product candidates, and eventual annual revenues of such future products; company actions expected to improve or support execution, reduce organizational complexity, support long-term growth with significant operating leverage, drive durable cash generation and create value for the patients we serve and our shareholders; our belief that higher doses of SUBLOCADE may offer better outcomes for individuals with high levels of fentanyl use; and other statements containing the words “believe,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” “forecast,” “strategy,” “target,” “guidance,” “outlook,” “potential,” “project,” “priority,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, and variations thereon and similar expressions. By their nature, forward-looking statements involve risks and uncertainties as they relate to events or circumstances that may or may not occur in the future.

Actual results may differ materially from those expressed or implied in these forward-looking statements due to a number of factors, including: lower than expected future sales of our products; greater than expected impacts from competition; failure to achieve market acceptance of OPVEE; unanticipated costs including the effects of potential tariffs and potential retaliatory tariffs; whether we are able to identify efficiencies and fund additional investments that we expect to generate increased revenues, and the timing of such actions; and litigants with whom we are otherwise unable or unwilling to agree to final terms, or who choose to “opt out” of proposed settlements. For additional information about some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in Indivior’s Annual Report on Form 10-K filed March 3, 2025, our Form 10-Q filed May 1, 2025, and our other filings with the U.S. Securities and Exchange Commission.

We have based the forward-looking statements in this report on our current expectations and beliefs concerning future events. Forward-looking statements contained in this report speak only as of the day they are made and, except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether due to new information, future developments or otherwise.

For Further Information

Investor Inquiries	Jason Thompson	VP, Investor Relations Indivior PLC	+1 804 402 7123 jason.thompson@indivior.com

	Tim Owens	Director, Investor Relations Indivior PLC	+1 804 263 3978 timothy.owens@indivior.com

Media Inquiries	Cassie France-Kelly	VP, Communications Indivior PLC	+1 804 594 0836 Indiviormediacontacts@indivior.com

Indivior PLC

(Amounts in millions, except per share data and percentages)

(Unaudited)

Condensed consolidated statements of operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$302	$299	$568	$583
Cost of sales	52	79	96	117

Gross profit	250	220	472	466

Selling, general and administrative	158	152	290	295
Research and development	21	26	43	54
Litigation settlement	—	160	1	160

Operating income (loss)	72	(118)	138	(43)

Interest (income)[1]	(6)	(6)	(10)	(13)
Interest expense[1]	15	9	27	18

Income (loss) before income taxes	62	(121)	121	(48)

Income tax expense (benefit)[1]	44	(23)	56	(12)

Net income (loss)	$18	$(97)	$65	$(36)

[1] Sign convention has been revised for all periods presented

Earnings (loss) per share
Basic	$0.15	$(0.72)	$0.53	$(0.27)
Diluted	$0.14	$(0.72)	$0.52	$(0.27)

Columns may not foot due to rounding. Per share data has been calculated using actual, non-rounded figures.

Indivior PLC

(Amounts in millions, except per share data and percentages)

(Unaudited)

Condensed consolidated balance sheets

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$510	$319
Short-term investments	—	1
Accounts receivable, net of allowances of $2 (2025) and $3 (2024)	240	254
Inventories	149	167
Prepaid expenses	28	31
Current tax receivable	3	33
Other current assets	20	21

Total current assets	951	827

Long-term investments	27	27
Property, plant and equipment, net	117	100
Operating lease right of use assets, net	35	39
Goodwill and other intangible assets, net	7	6
Deferred tax assets	270	277
Other non-current assets	44	39

Total assets	$1,452	$1,316

Liabilities and shareholders’ deficit
Current liabilities
Accrued rebates and product returns	$709	$562
Accounts payable and accrued expenses	196	216
Accrued litigation settlement expenses, current	105	99
Current portion of long-term debt	18	18
Operating lease liabilities, current	11	10
Income taxes payable	17	7
Other current liabilities	—	11

Total current liabilities	1,056	924

Long-term debt, less current portion	308	315
Accrued litigation settlement expenses, non-current	299	365
Operating lease liabilities, non-current	29	32
Other non-current liabilities	18	18

Total liabilities	1,709	1,652

Shareholders’ deficit
Common stock, par value $0.50 per share Issued shares: 125 (2025) and 125 (2024)	62	62
Additional paid-in capital	101	90
Share repurchase commitment	—	(10)
Accumulated other comprehensive loss	(33)	(36)
Accumulated deficit	(388)	(443)

Total shareholders’ deficit	(257)	(337)

Total liabilities and shareholders’ deficit	$1,452	$1,316

Columns may not foot due to rounding.

Indivior PLC

(Amounts in millions, except per share data and percentages)

(Unaudited)

Condensed consolidated statements of cash flows

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$65	$(36)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	5	7
Amortization of right-of-use assets	5	4
Share-based compensation expense	14	12
Impairment of tangible and intangible assets	—	8
Unrealized loss on equity investments	1	1
Deferred income taxes	7	(24)
Impact from foreign exchange movements	(5)	—
Other adjustments, net	1	—
Change in operating assets and liabilities	139	79

Net cash provided by operating activities	233	51
Cash flows from investing activities:
Purchases of property and equipment	(22)	(6)
Purchases of in-process research and development and intangible assets	(1)	(1)
Purchases of investments in debt securities	(11)	(9)
Sales and maturities of debt securities	11	42

Net cash (used in) provided by investing activities	(22)	26
Cash flows from financing activities:
Proceeds from the issuance of common stock	1	2
Cash paid for repurchases of common stock	(11)	(71)
Repayments of debt	(8)	(1)
Other	—	(1)
Settlement of tax on equity awards	(3)	(20)

Net cash used in financing activities	(22)	(91)

Net increase (decrease) in cash and cash equivalents	189	(14)
Exchange differences	1	—
Cash and cash equivalents at beginning of period	319	316

Cash and cash equivalents at end of period	$510	$302

Columns may not foot due to rounding.

Indivior PLC

(Amounts in millions, except per share data and percentages)

(Unaudited)

Selected revenue and expense information

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
US:
SUBLOCADE*	$195	$179	$359	$346
Sublingual & other	52	63	107	126
PERSERIS[1]	8	13	12	23
Total U.S.	256	255	478	496
Rest of World	46	44	90	87

Net revenue	$302	$299	$568	$583

*Total SUBLOCADE net revenue	$209	$192	$385	$371
Selling, general and administrative expenses:
Selling and marketing	$80	$66	$147	$132
General and administrative	78	86	142	163

Total selling, general and administrative expenses	$158	$152	$290	$295

Columns may not foot due to rounding.

[1]	Marketing and promotion activities for PERSERIS were discontinued in July 2024.

Reconciliation of GAAP to non-GAAP financial information

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP gross profit	$250	$220	$472	$466
Adjustments within cost of sales
Manufacturing transition	2	—	2	—
Discontinuation of PERSERIS marketing and promotion	—	32	—	32

Adjustments in cost of sales	2	32	2	32

Non-GAAP Gross Profit	$252	$252	$474	$498

Columns may not foot due to rounding.

We define adjusted gross margin % as adjusted gross profit divided by net revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP selling, general and administrative expenses	$158	$152	$290	$295
Adjustments within SG&A
Share-based compensation	8	6	14	12
Corporate initiative transition[1]	4	—	5	—
Discontinuation of PERSERIS marketing and promotion	—	3	—	3
Acquisition-related costs[2]	—	2	—	4
U.S. listing costs	—	4	—	4

Less: Adjustments in selling, general and administrative expenses	12	15	19	23

Non-GAAP selling, general and administrative expenses	$146	$137	$270	$272

Columns may not foot due to rounding.

[1]	Includes legal and consulting costs and expenses related to severance.
[2]	Non-recurring costs related to the acquisition and integration of the aseptic manufacturing site acquired in November 2023.

Indivior PLC

(Amounts in millions, except per share data and percentages)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP research and development expenses	$21	$26	$43	$54
Adjustments within R&D	—	—	—	—

Less: Adjustments in research and development expenses	—	—	—	—

Non-GAAP research and development expenses	$21	$26	$43	$54

Columns may not foot due to rounding.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP tax expense (benefit)	$44	$(23)	$56	$(12)
Tax on non-GAAP adjustments	(6)	(43)	(7)	(46)
Tax settlement[1]	33	—	33	—
Other tax non-GAAP adjustments	1	—	2	5

Less: Adjustments in tax expenses	28	(43)	29	(41)

Non-GAAP tax expense	$16	$20	$27	$29

Columns may not foot due to rounding.

[1]

Reflects an HMRC settlement which became probable during the quarter, relating to aspects of prior years’ intercompany financing arrangements. The settlement is not expected to impact our future tax rates.

The 2025 YTD effective tax rate was 46% (2024 YTD: 25%). On a non-GAAP basis, the 2025 YTD effective tax rate was 18% (2024 YTD: 17%). We define Non-GAAP effective tax rate as Non-GAAP tax expense divided by Non-GAAP income before taxation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP net income (loss)	$18	$(97)	$65	$(36)
Adjustments in cost of sales	2	32	2	32
Adjustments in selling, general and administrative expenses	12	15	19	23
Litigation settlement expenses	—	160	1	160
Adjustments in interest expense[1]	4	—	4	—
Adjustments in tax expenses	28	(43)	29	(41)

Non-GAAP net income	$64	$66	$121	$138

Non-GAAP diluted earnings per share	$0.51	$0.48	$0.96	$1.01

Shares used in computing diluted non-GAAP earnings per share	126	136	125	137

Columns may not foot due to rounding.

[1]	Reflects interest related to an HMRC settlement which became probable during the quarter.

Indivior PLC

(Amounts in millions, except per share data and percentages)

(Unaudited)

Non-GAAP diluted earnings/(loss) per share

Management believes that non-GAAP diluted earnings/(loss) per share, adjusted for the impact of non-recurring items and other adjustments after the appropriate tax amount, may provide meaningful information on underlying trends to shareholders in respect of earnings per ordinary share. Weighted average shares used in computing non-GAAP diluted earnings per share are included in the table above. A reconciliation of GAAP net income to non-GAAP net income is included above.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, income tax expense or benefit, depreciation and amortization, as well as share-based compensation and other adjustments reflecting changes in our business that do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$18	$(97)	$65	$(36)
Interest (income)	(6)	(6)	(10)	(13)
Interest expense	15	9	27	18
Income tax expense (benefit)	44	(23)	56	(12)
Depreciation and amortization	3	4	5	7
Share-based compensation expense	8	6	14	12
Manufacturing transition	2	—	2	—
Discontinuation of PERSERIS marketing and promotion	—	35	—	35
Acquisition-related costs	—	2	—	4
U.S. listing costs	—	4	—	4
Corporate initiative transition	4	—	5	—
Legal costs/provision	—	160	1	160

Adjusted EBITDA	$88	$93	$165	$178

Columns may not foot due to rounding.

Supplemental historical adjusted EBITDA reconciliations

	Q1 2024	Q2 2024	Q3 2024	Q4 2024	FY 2024	Q1 2025
Net income (loss)	$61	$(97)	$22	$21	$7	$47
Interest (income)	(7)	(6)	(5)	(5)	(23)	(4)
Interest expense	9	9	11	13	41	12
Income tax expense (benefit)	11	(23)	8	17	13	11
Depreciation and amortization	3	4	4	6	16	3
Share-based compensation expense	6	6	6	6	24	6
Non-GAAP adjustments in operating income	2	201	60	17	280	3

Adjusted EBITDA	$86	$93	$105	$75	$358	$78

Columns may not foot due to rounding.

Indivior PLC

(Amounts in millions, except per share data and percentages)

(Unaudited)

FY 2025 Original Guidance (April 24, 2025)

FY 2025 Guidance now reflects the adoption of Adjusted EBITDA as a key profit measure, replacing non-GAAP Operating Income.

	Original Guidance	Adding Adjusted EBITDA
Net Revenue	$955 – $1,025m	$955 – $1,025m	No Change
SUBLOCADE	$725 - 765m	$725 - 765m
OPVEE	$10 – 15m	$10 – 15m
Non-GAAP GM%	Low to Mid 80%s	Low to Mid 80%s
Non-GAAP OPEX	($610) – ($625m)	($585) – ($600m)	Exclude Stock Based Compensation Expense (SG&A)
Non-GAAP SG&A	($525) – ($535m)	($500) – ($510m)
Non-GAAP R&D	($85 – $90m)	($85 – $90m)	No Change
Non-GAAP Op Inc	$185 – $225m	N/A	Exclude Stock Based Compensation and Certain Depreciation/Amortization Expenses
Adjusted EBITDA	NA	$220 - $260m